EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media and Investor Contact:
Wendy Kelley
investorrelations@wd40.com
+1-619-275-9304
WD-40 Company Announces Executive Leadership Appointments

SAN DIEGO – June 4, 2026 ― WD-40 Company (NASDAQ: WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, announced today four executive leadership appointments as part of a planned transition to strengthen organizational alignment, support long-term strategic priorities, and ensure the continued growth and continuity of the business.

Patricia Olsem will be appointed chief strategy and innovation officer, and Claudia Fenske will be appointed chief brand and marketing officer. These newly created roles are designed to enhance collaboration, accelerate innovation, and proactively harness AI and digital technologies to drive growth and advance the company’s long-term strategy.

Olsem and Fenske will remain in their current roles through the end of fiscal year 2026, with a planned transition into their new positions in the first quarter of fiscal year 2027.

Sara Hyzer, currently vice president, finance and chief financial officer, will be appointed president, Americas division. Hyzer will continue to serve in her current role during the transition and until a new chief financial officer has been appointed. In addition, effective June 29, 2026, Nicholas Giordano will be appointed vice president, corporate controller, and chief accounting officer, ensuring seamless continuity in the Company’s accounting and financial reporting functions.

“At WD-40 Company, we take a thoughtful, long-term approach to building a strong and resilient business,” said Steve Brass, president and chief executive officer. “Ensuring we have the right structure and leadership in place is essential to support our continued success through 2030 and beyond. We are also deeply committed to developing our people and building leadership from within—an important part of creating an enduring Company we can be proud to pass on to the next generation.”

Patricia Olsem has been with the Company since 2005 and currently serves as president, Americas division. She has held several leadership roles at WD-40 Company, including senior vice president and general manager, United States, and senior vice president, Americas innovation. Olsem holds a bachelor’s degree in marketing from King’s College and a master’s degree in executive leadership from the University of San Diego.

Claudia Fenske has been with the Company since 2012 and currently serves as vice president, global brand and innovation. She has held various leadership roles at the Company, including sales director, United States, and sales and marketing director, Canada. Fenske holds a bachelor’s degree in law from the University of Mannheim and a master’s degree in international marketing and business from the University of San Diego.

Sara Hyzer has been with the Company since 2021 and currently serves as vice president, finance and chief financial officer. She previously served as vice president, global finance strategy. Prior to joining WD-40 Company, Hyzer spent more than 20 years with PricewaterhouseCoopers LLP, where she served as an audit partner for the last six years. Hyzer holds a bachelor’s degree in accounting from Colorado State University.

Nicholas Giordano has been with the Company since 2014 and currently serves as vice president, corporate controller. He has held several financial leadership roles at the Company, including global accounting controller and assistant corporate controller. Giordano holds a bachelor’s degree in accounting from the University of Redlands.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $620.0 million in fiscal year 2025 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC”. For additional information about WD-40 Company please visit http://www.wd40Company.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.
These forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: the Company’s ability to successfully manage the transition of responsibilities; the effectiveness of interim or newly appointed leadership; the retention of key personnel; potential disruption to financial reporting processes, internal controls over financial reporting, or external audit activities; the timing and completion of the appointment of a permanent Chief Financial Officer or Principal Accounting Officer; growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the geopolitics and political conditions or relations between the United States and other nations; changes in trade policies and tariffs and the impact therefrom; the impacts from inflationary trends; the impacts from supply chain constraints and supply chain disruptions; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices and specialty chemicals.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of June 4, 2026. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may materially differ from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025 which the Company filed with the SEC on October 27, 2025, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2026, which the Company filed with the SEC on April 9, 2026.